EXHIBIT 10.1

CONSENT AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS CONSENT AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is executed and delivered as of May 31, 2012, by and among CONTINENTAL COMMERCIAL PRODUCTS, LLC, a Delaware limited liability company (“Continental”), GLIT/GEMTEX, LTD, a corporation formed under the laws of the Province of Ontario (“Glit/Gemtex”), 3254018 NOVA SCOTIA LIMITED, a company formed under the laws of the Province of Nova Scotia (“Nova Scotia Limited”; Nova Scotia Limited, Continental and Glit/Gemtex collectively, the “Borrowers”), KATY INDUSTRIES, INC., a Delaware corporation (“Holdings”), as a Loan Party, and THE PRIVATEBANK AND TRUST COMPANY (the “Lender”).

RECITALS

A.            The Borrowers, the other Loan Party, and Lender entered into a Loan and Security Agreement dated as of September 30, 2011 (as the same has been amended, is amended hereby and may further be amended, restated, supplemented or otherwise modified or extended from time to time, the “Loan Agreement”), pursuant to the terms of which the Lenders agreed to make certain loans and other financial accommodations to Borrowers subject to the terms and conditions thereof.

B.             The Borrowers and the other Loan Party have requested that Lender (i) consent to certain transactions discussed with Lender by Borrowers, which transactions shall be in form and substance acceptable to Lender in its sole discretion (such transactions collectively, the “Specified Transactions”) and (ii) amend the Loan Agreement in certain respects.

C.             Subject to satisfaction of the conditions set forth herein, Lender is willing to accommodate such requests subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrowers, the other Loan Party and the Lender agree as follows:

1.             Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Loan Agreement, as amended hereby.

2.             Amendments to Loan Agreement. On the First Amendment Effective Date (as defined herein), and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents and in this Amendment, the Loan Agreement is hereby amended as follows:

(a)            Notwithstanding anything set forth in the Loan Agreement or the other Loan Documents to the contrary, the parties hereto hereby acknowledge and agree that upon the satisfaction of the conditions precedent set forth in this Amendment:

(i)             The financial covenant set forth in Section 14.2 of the Loan Agreement shall not apply solely with respect to each of the trailing twelve (12) month periods ending on April 27, 2012, May 25, 2012, June 29, 2012, July 27, 2012, August 24, 2012, September 28, 2012 and October 26, 2012 (collectively, the “Excluded FCCR Periods”) and any compliance certificate delivered in accordance with Section 9.3 of the Loan Agreement with respect to any Excluded FCCR Period shall not be required to include a calculation of the financial covenant set forth in Section 14.2 of the Loan Agreement. For the avoidance of doubt, the Borrowers shall be required to comply with the financial covenant set forth in Section 14.2 of the Loan Agreement for the trailing twelve (12) month period ending on November 23, 2012 and all such periods thereafter;

(b)            Section 1.1 of the Loan Agreement is hereby amended by adding thereto the following defined terms and their respective definitions in the correct alphabetical order:

“Excluded FCCR Period” shall mean each of the trailing twelve (12) month periods ending on April 27, 2012, May 25, 2012, June 29, 2012, July 27, 2012, August 24, 2012, September 28, 2012 and October 26, 2012, in each case, with respect to which the Borrowers shall not be required to comply with the financial covenant set forth in Section 14.2 of the Loan Agreement. For the avoidance of doubt, the Borrowers shall be required to comply with the financial covenant set forth in Section 14.2 of the Loan Agreement for the trailing twelve (12) month period ending on November 23, 2012 and all such periods thereafter.

“First Amendment” shall mean that certain Consent and First Amendment to Loan and Security Agreement dated as of the First Amendment Effective Date by and among the Borrowers, the other Loan Party party thereto and Lender.

“First Amendment Effective Date” shall mean May 31, 2012

“Specified Transactions” shall mean those certain transactions discussed with Lender by Borrowers, which transactions shall be in form and substance acceptable to Lender in its sole discretion.

(c)            Section 1.1 of the Loan Agreement is hereby further amended by substituting the definition of the terms as set forth below in lieu of the current version of such definitions contained in Section 1.1 of the Loan Agreement:

“Applicable Margin” shall mean the margin set forth below with respect to Prime Rate Revolving Loans, LIBOR Rate Revolving Loans and Unused Line Fee as in effect from time to time, as applicable; provided, that the initial Applicable Margin shall be set at Level III until five (5) Business Days after receipt of Borrowers’ quarterly financial statements for the fiscal quarter ending on or around September 28, 2012 at which point Applicable Margin shall be adjusted based on Borrowers’ average Excess Availability for such fiscal quarter as shown in the compliance certificate delivered in connection with such financial statements; provided, Applicable Margin shall not be adjusted to Levels I or II unless such financial statements reflect a Fixed Charge Coverage Ratio of at least 1.25 to 1.00, calculated on a trailing twelve month basis. Thereafter, the Applicable Margin shall be adjusted five (5) Business Days after receipt of Borrowers’ quarterly financial statements based on Borrowers’ average Excess Availability for such fiscal quarter (provided that, if Borrowers fail to deliver applicable financial statements within the time period required by this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the highest level set forth on the chart below from the date such financial statements were required to be delivered until five (5) Business Days after receipt of such financial statements), as set forth on the following chart:

Level	Excess Availability	Prime Rate Revolving Loans Applicable Margin	LIBOR Rate Revolving Loans Applicable Margin	Unused Line Fee Applicable Margin

I	> $10,000,000	0.25%	2.25%	0.50%
II	> $7,500,000 but < $10,000,000	0.50%	2.50%	0.50%
III	> $3,000,000 but < $7,500,000	0.75%	2.75%	0.50%
IV	< $3,000,000	1.00%	3.00%	0.50%

If, as a result of any restatement of or other adjustment to the financial statements of Borrowers or for any other reason, the Lender reasonably determines that (a) the Excess Availability as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Excess Availability would have resulted in different pricing for any period, then (i) if the proper calculation of Excess Availability would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Lender promptly on demand by Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period (provided, that Lender makes any such demand for payment within forty-five (45) days of the payment in full of the Obligations (other than Hedging Obligations and unasserted contingent obligations)); and (ii) if the proper calculation of Excess Availability would have resulted in lower pricing for such period, Lender shall have no obligation to repay any interest or fees to Borrowers; provided that if, as a result of any restatement or other event a proper calculation of Excess Availability would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods. Notwithstanding the foregoing, the Applicable Margin shall be automatically set at Level IV during all Excluded FCCR Periods, effective as of the commencement of each such Excluded FCCR Period, for the duration of each such Excluded FCCR Period; provided, that after the expiration of any such Excluded FCCR Period, the Applicable Margin shall be adjusted in accordance with the provisions set forth above.”

“EBITDA shall mean, with respect to any period, Holdings and its Subsidiaries’ (other than any Inactive Subsidiaries (subject to the last sentence in the definition thereof)) net income after taxes for such period (excluding any after-tax gains or losses on the Disco Sale and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus Management Fees which have been expensed in such period, plus costs, expenses and losses of up to $3,000,000 in the aggregate for all periods related to the Glit/Gemtex Restructuring or any Specified Transaction, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis. Notwithstanding the foregoing, for purposes of calculating EBITDA for any period ending on or prior to September 30, 2012 for use in the calculation of the ratio of EBITDA to Fixed Charges, EBITDA for such period shall equal the sum of (i) EBITDA for the period commencing on September 1, 2011 and ending on the last day of such measurement period (as determined in accordance with the calculation above based on financial statements delivered to Lender in accordance with the terms of this Agreement), plus (ii) costs, expenses, and losses relating to the settlement of the claim against a former subtenant of Continental at the Hazelwood, Missouri leased location leased by Continental in an amount not to exceed $650,000 in the aggregate for all periods, plus (iii) the sum of the respective amounts of EBITDA as set forth on Annex A attached hereto for each of the full calendar months occurring prior to September 1, 2011 and included in such period.”

“Revolving Loan Availability shall mean an amount up to the sum of the following sublimits:

(i) up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Accounts; plus

(ii) (x) up to fifty-five percent (55%) of the lower of cost or market value of Borrowers’ Eligible Inventory, or, following a new appraisal by an appraiser reasonably acceptable to Lender or with the consent of the Lender in its sole discretion, (y) the lesser of (A) sixty-five percent (65%) of the lower of the cost of market value of Borrowers’ Eligible Inventory and (B) eighty-five percent (85%) of the appraised net orderly liquidation value (as determined by an appraiser reasonably acceptable to Lender) of Borrowers’ Eligible Inventory (provided, that the aggregate principal amount of all advances to Borrowers with respect to this clause (ii) shall not exceed $12,500,000); plus

(iii) during the first twenty-four (24) months following the Closing Date, up to eighty percent (80%) of the purchase price (exclusive of sales taxes, delivery charges and other “soft” costs related to such purchase) of Equipment to be purchased with the proceeds of such advances (or such advances may be used to repay Revolving Loans used to make such purchases), which Equipment is acceptable to Lender in its sole discretion (provided, that the aggregate principal amount of all advances to Borrowers with respect to this clause (iii) shall not exceed $2,500,000); minus

(iv) issued and outstanding Letters of Credit; minus

(v) $1,000,000; minus

(vi) an amount equal to the aggregate net cash proceeds received from all sales or other dispositions of Equipment or as a result of any damage or destruction of Equipment (other than any such sales or dispositions, or any damage or destruction, with respect to any Equipment of Glit/Gemtex or the California “Container” division of Continental), in each case, which occur after the First Amendment Effective Date; minus

(vii) an amount equal to fifty percent (50%) of the aggregate net cash proceeds received from all sales or other dispositions of Equipment of Glit/Gemtex or the California “Container” division of Continental, or as a result of any damage or destruction of any such Equipment, in each case, which occur after the First Amendment Effective Date; minus

(viii) an amount equal to (x) the aggregate net cash proceeds received from all sales or other dispositions of Accounts, in each case, outside the ordinary course, which occur after the First Amendment Effective Date (other than any such sales or dispositions with respect to any Accounts of Glit/Gemtex or Accounts generated by the California “Container” division of Continental) less (y) the amount of Revolving Loan Availability attributable to such Accounts; minus

(ix) an amount equal to (x) the aggregate net cash proceeds from all sales or other dispositions of Inventory, in each case, outside the ordinary course, or as a result of any damage or destruction of Inventory (other than any such sales or dispositions, or any damage or destruction, with respect to any Inventory of Glit/Gemtex or the California “Container” division of Continental), in each case, which occur after the First Amendment Effective Date less (y) the amount of Revolving Loan Availability attributable to such Inventory;

provided, that the aggregate amount of all Eligible Accounts and Eligible Inventory of each of Glit/Gemtex and Nova Scotia included in clauses (i) and (ii) above for purposes of calculating the Revolving Loan Availability shall not in any event exceed $2,000,000.”

(d)            Section 2.1(c) of the Loan Agreement is hereby amended by adding the following language as the last sentence of such Section:

“Notwithstanding the foregoing, effective as of the First Amendment Effective Date, the Lender shall not have any obligation to make Capital Expenditure Loans.”

(e)            Section 2.5.2(a) of the Loan Agreement is hereby amended by adding the following language as the last sentence of such Section:

“Notwithstanding the foregoing, no borrowing shall be made as a LIBOR Loan during any Excluded FCCR Period.”

(f)            Section 2.5.3(a) of the Loan Agreement is hereby amended by deleting the “.” at the end of such Section and adding the following additional proviso at the end of such Section:

“; provided, further, that no Loans shall be converted into LIBOR Loans during any Excluded FCCR Period.”

(g)            Section 2.6.5 of the Loan Agreement is hereby deleted in its entirety and the following language is substituted in lieu thereof:

“2.6.5.     Mandatory Prepayments of the Loans.

Sales of Assets. Upon receipt of the net cash proceeds of the sale or other disposition of any Equipment, Inventory or Accounts of Borrowers (in the case of Inventory and Accounts, which sale or other disposition is outside the ordinary course (as determined by reference to Borrowers’ past practice prior to the First Amendment Effective Date)) which is subject to a security interest in favor of Lender or any owned real property of Borrowers which is subject to a negative pledge in favor of Lender, or if any of the Equipment, Inventory or real property is damaged, destroyed or taken by condemnation in whole or in part (other than the net cash proceeds in respect of the sale or other disposition of obsolete and worn-out Equipment during any fiscal year having an aggregate market value of not more than $400,000, provided that, in each case, such proceeds are used to acquire, within one hundred eighty (180) days of such disposition, replacement Equipment which is subject to a security interest in favor of Lender and further provided that from the period from such disposition until such replacement, Lender may institute a reserve in the Revolving Loan Availability in the amount of such net cash proceeds), the net cash proceeds thereof shall be paid by Borrowers to Lender as a mandatory prepayment of any outstanding Capital Expenditure Loans, such payment to be applied to the remaining scheduled amortization of the Capital Expenditure Loans in the inverse order of their maturities until repaid in full, and then against the other Obligations, as determined by Lender, in its sole discretion.

Issuances of Equity Interests. Upon receipt by any Loan Party of the net cash proceeds of any issuance of stock or other equity interests, such net cash proceeds shall be paid by Borrowers to Lender as a mandatory prepayment of any outstanding Capital Expenditure Loans, such payment to be applied to the remaining scheduled amortization of the Capital Expenditure Loans in the inverse order of their maturities until repaid in full, and then against the other Obligations, as determined by Lender, in its sole discretion.”

(h)            Section 12 of the Loan Agreement is hereby amended by adding the following language as a new Section 12.14:

“12.14 Specified Transactions.

As soon as reasonably practicable but in any event no later than the date specified by Lender in its discussions with Borrowers with respect to the Specified Transactions, Borrowers shall take the actions and/or deliver to Lender the documents and/or deliverables, in each case, relating to the Specified Transactions as discussed with the Lender, which actions, documents and/or deliverables shall be in form and substance satisfactory to Lender in its sole discretion.”

(i)            Section 14.1 of the Loan Agreement is hereby deleted in its entirety and the following language is substituted in lieu thereof:

“14.1       Minimum EBITDA.

Effective as of April 26, 2012, Borrowers shall not permit EBITDA for the trailing twelve (12) month period ending on the last day of any fiscal month as set forth below to be less than the minimum amount set forth in the table below opposite such date:

Date	Minimum EBITDA
April 27, 2012	$650,000
May 25, 2012	$650,000
June 29, 2012	$650,000
July 27, 2012	$650,000
August 24, 2012	$650,000
September 28, 2012	$100,000
October 26, 2012	$300,000”

(j)            Section 14.2 of the Loan Agreement is hereby deleted in its entirety and the following language is substituted in lieu thereof:

“14.2       Fixed Charge Coverage.

Borrowers shall not permit the ratio of EBITDA to Fixed Charges to be less than 1.10 to 1.00 for the trailing twelve (12) month period ending on the last day of any fiscal month, commencing with the trailing twelve (12) month period ending on November 23, 2012; provided, that solely for purposes of calculating compliance with the financial covenant set forth in this Section during each such period, (i) solely with respect to the trailing twelve (12) month period ending on November 23, 2012, an amount up to $450,000 of Unfinanced Capital Expenditures incurred in the Fiscal Year ending December 31, 2012 during such period shall be deemed to be financed Capital Expenditures (and therefore not Unfinanced Capital Expenditures) and (ii) solely with respect to the trailing twelve (12) month period ending on December 31, 2012, an amount of up to $450,000 of Unfinanced Capital Expenditures incurred during such period shall be deemed to be financed Capital Expenditures (and therefore not Unfinanced Capital Expenditures).”

3.             Consent. Effective as of the date hereof, upon satisfaction of the conditions precedent set forth herein, and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Agreement and in this Amendment, and notwithstanding anything to the contrary contained in the Loan Agreement or any other Loan Document, the Lender hereby consents to the Specified Transactions; provided, that the foregoing consent is conditioned upon Borrowers’ compliance with Section 12.14 of the Loan Agreement (as amended by this Amendment).

4.             Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)            delivery to Lender of this Amendment executed by each Loan Party and Lender.

(b)            The Borrowers shall have paid to Lender, a fully-earned, non-refundable closing fee of $50,000 on the date hereof.

(c)            No Default or Event of Default shall exist both before and after giving effect to this Amendment.

(d)            The representations and warranties contained in Section 5 hereof shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein).

5.             Representations and Warranties. To induce the Agent and the Lenders to execute this Amendment, each Loan Party represents and warrants to the Lender as follows:

(a)            such Loan Party has all requisite power and authority to execute, deliver and perform this Amendment;

(b)            This Amendment and the Loan Agreement constitute legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(c)            The representations and warranties of each Loan Party in the Loan Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of the date hereof (except for representations and warranties that expressly relate to an earlier date which must be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such earlier date); and

(d)            no Default or Event of Default exists.

6.             Affirmation; Release of Claims. Except as expressly amended hereby, the Loan Agreement is and shall continue in full force and effect and each Loan Party hereby fully ratifies and reaffirms each Loan Document to which it is a party. Reference in any of this Amendment, the Loan Agreement and any other Loan Document to the Loan Agreement shall be a reference to the Loan Agreement as amended hereby and as further amended, restated, supplemented or extended from time to time. This Amendment shall constitute a Loan Document for purposes of the Loan Agreement and the other Loan Documents. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, Lender reserves all rights, privileges and remedies under the Loan Documents. Except as amended hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect. In consideration of the Lender’s agreements contained in this Amendment, each Loan Party hereby irrevocably releases and forever discharge the Lender and its affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, causes of action, investigations, proceedings, allegations, assertions or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Loan Party ever had or now has against Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Lender or any other Released Person relating to the Loan Agreement or any other Loan Document on or prior to the date hereof.

7.             Counterparts; Electronic Signature. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement. Delivery of an executed signature page of this Amendment by facsimile transmission or emailed “.pdf” file or other similar file format shall be as effective as delivery of a manually executed counterpart hereof.

8.             Headings. The headings and captions of this Amendment are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Amendment.

9.             Further Assurances. Each Loan Party agrees to execute and deliver in form and substance satisfactory to Lender such further documents, instruments, amendments, financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents.

10.           APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BORROWERS:

CONTINENTAL COMMERCIAL PRODUCTS,
LLC, a Delaware limited liability company

By:	/s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President and CFO

GLIT/GEMTEX, LTD., a corporation formed under
the laws of the Province of Ontario

By:	/s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President and CFO

3254018 NOVA SCOTIA LIMITED, a company
formed under the laws of the Province of Nova Scotia

By:	/s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President and CFO

OTHER LOAN PARTY:

KATY INDUSTRIES, INC., a Delaware corporation

By:	/s/ James W. Shaffer
Name: James W. Shaffer
Title: Vice President and CFO

Signature Page to Consent and First Amendment to Loan and Security Agreement

THE PRIVATEBANK AND TRUST COMPANY, as Lender

By:	/s/ Douglas C. Colletti
Name:	Douglas C. Colletti
Title:	Managing Director

Signature Page to Consent and First Amendment to Loan and Security Agreement